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                                                             EXHIBIT 10.23



                             UNITED AUTO GROUP, INC.
                                375 FIFTH AVENUE
                            NEW YORK, NEW YORK 10152



                              As of August 3, 1999

Samuel X. DiFeo
141 Lorraine Avenue
Spring Lake, N.J. 10152

Dear Sam:

        This letter sets forth our mutual agreement regarding (i) the terms and conditions on which Samuel X. DiFeo (hereinafter sometimes the "Executive") will continue to serve as President and Chief Operating officer of United Auto Group, Inc. (the "Company") and (ii) the rights, entitlements and obligations of the Executive and the Company, respectively, upon the termination of the Executive's current employment as President and Chief Operating Officer of the Company ("President"), as set forth in Section 2 hereafter.

        1. TERM, PAYMENTS AND BENEFITS. In consideration for services to be rendered by the Executive as President for the Term (defined below), the Company hereby agrees to compensate the Executive, in consideration for such service and without regard to such other compensation and benefits to which the Executive has been entitled pursuant to the Executive's existing agreements and understandings with the Company, and to otherwise provide benefits to the Executive as follows:

           (a) Term. The Executive shall continue to serve as President of the Company, through December 31, 1999, subject to the Company's right to extend the Executive's service as President of the Company through May 31, 2000 upon written notice of the Company's election to so extend the Executive's employment as President hereunder, such notice to be delivered by the Company to the Executive on or before December 1, 1999.


           (b) Compensation. As President of the Company, the Executive shall be compensated at the rate of $360,000 per annum, together with such bonus as the Company shall determine to be appropriate for services rendered by the Executive as President of the Company during any applicable period in light of the Executive's contribution to the Company during such period and additional factors deemed relevant by the Company.

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Samuel X. DiFeo
August 3, 1999
Page 2

           (c) Stock Options. The Company shall confirm the immediate vesting (i.e., August 3, 1999) of all options held by the Executive to purchase shares of voting common stock, par value $0.0001 per share (the "Common Stock") of the Company, which options shall thereafter be exercisable at any time after August 3, 1999, through and including the termination of the exercise period attributable to each option as set forth below, notwithstanding any agreements to the contrary. Such immediate vesting and exercise rights shall apply to all options previously granted to the Executive, including without limitation, as follows:



                (i) 20,000 shares at the exercise price of $10.00 per share pursuant to Stock Option Agreement dated as of April 23, 1996, with an exercise termination date of April 23, 2006;

                (ii) 21,267 shares at the exercise price of $30.00 per share pursuant to Option Certificate dated as of October 28, 1996, with an exercise termination date of October 28, 2061;'

                (iii) 20,000 shares at the exercise price of $17.00 per share pursuant to Stock Option Agreement dated as of May 14, 1997, with an exercise termination date of May 14, 2007;

                (iv) 100,000 shares at the exercise price of $17.50 per share pursuant to Stock Option Agreement dated as of April 13, 1998, with an exercise termination date of April 13, 2008; and

                (v) 120,000 shares at the exercise price of $7.0625 per share pursuant to Stock Option Agreement dated as of March 3, 1999, with an exercise termination date of March 3, 2009.

        2. TERMINATION OF EMPLOYMENT.

          (a) Termination of Employment. The Executive's employment as President of the Company shall be deemed terminated upon the occurrences of any of the following (each a "Termination Event"):

              (i) Immediately upon the death of the Executive.


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Samuel X. DiFeo
August 3, 1999
Page 3


                (ii) By the Company at any time after the Permanent Disability of the Executive, subject to compliance by the Company with the Americans With Disabilities Act, and by the Executive at any time after his Permanent Disability.

                (iii)  By the Company at any time for Cause.

                 (iv)  By the Company at any time without Cause.

                  (v)  By the Executive's voluntary resignation.

           (b)  Cause. For purposes hereof, Cause shall mean: (i) active participation by the Executive in fraudulent conduct, (ii) conviction of, or a guilty plea to, a felony (iii) a deliberate act or series of deliberate acts which results in material injury to the business, operations or business reputation of the Company, (iv) an act or series of acts of dishonesty, recklessness or gross-negligence which results in material injury to the business operations or business reputation of the Company or (v) the Executive's willful and continued failure to perform any of his material duties as President which results in material injury to the business operations or business reputation of the Company; provided, however there shall not be Cause in the case of (x) clause (iii) or (iv) if the Executive promptly and diligently, after receipt of written notice form the Company, takes such action which causes the Company, in its reasonable judgment, to believe that such act or series of acts would not likely result in material injury to the business, operations or business reputation of the Company, or that any such injury, if already incurred, has been rectified, or (y) clause (v), if the Executive promptly and diligently, after receipt of written notice form the Company, discontinues his failure to perform and rectifies any injury which resulted form his failure to perform. Any repetition of any such deliberate, or substantially similar, act, or such willful, or substantially similar, failure to perform, shall be Cause without any further opportunity to cure.


           (c) Permanent Disability. For the purposes hereof, Permanent Disability shall be determined as follows:


               (i) Determination. The Executive's "Permanent Disability" shall be deemed to have occurred one (1) day after (x) one hundred fifty (150) days in the aggregate during any consecutive twelve (12) month period, or (y) one hundred fifty (150) consecutive days that, in either case, the Executive, by reason of his physical or mental disability or illness, shall have been unable to discharge fully his duties as President.


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Samuel X. DiFeo
August 3, 1999
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               (ii) Resolution of Disagreement. If either the Company or the
Executive, after receipt of notice of the executive's Permanent Disability from the other, disagrees that the Executive's Permanent Disability shall have occurred, the Executive shall promptly submit to a physical examination by, or at the direction of, the chief of medicine of any major accredited hospital in the New York, New York metropolitan area and, unless such physician shall issue a written statement to the effect that, in such physician's opinion, based on such physician's diagnosis, the Executive is capable of resuming his employment and devoting his full time and energy to discharging fully his duties hereunder within thirty (30) days after the date of such statement, such Permanent Disability shall be deemed to have occurred on a date determined in accordance with Section 2(c)(i) above.


      3.   SEVERANCE COMPENSATION.

           (a) Termination By Death. If the Executive's employment is terminated by death, the Executive's estate shall be entitled to receive (v) any unpaid salary and other compensation and benefits accrued and earned by the Executive through the date of the Executive's death, including a pro rata share of any bonus applicable to the calendar year in which death occurs, (w) severance compensation, within ninety (90) days after the date of death, in a lump sum payment equal to Eight Hundred Thousand ($800,000) Dollars, (x) any amounts owing in accordance with the terms of any profit sharing, retirement and other benefit plans in which the Executive is a participant, (y) any other benefits to which the Executive is then entitled, payable within ninety (90) days after the date of death, accrued up to and including the date of the Executive's death and (z) benefits, if any, provided by any insurance policies to Executive or Executive's estate in accordance with their terms.

           (b) Termination for Cause. If the Executive's employment is terminated by the Company for Cause, the Company shall not have any other or further obligations to the Executive under this Agreement, except (w) as may be provided in accordance with the terms of any profit sharing, retirement and other benefit plans to which the Executive is a participant (x) as to that portion of any unpaid salary and other compensation and benefits accrued and earned by the Executive through the date of such termination, (y) any other benefits to which the Executive is then entitled, payable within ninety (90) days after the date of such termination, accrued up to and including the date of such termination and (z) as to the benefits, if any, provided by any insurance policies in accordance with their terms.


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Samuel X. DiFeo
August 3, 1999
Page 5

     (c).  Termination without Cause or For Permanent Disability.


           (i) If the Executive's employment is terminated by the Company without Cause, the Executive shall be entitled to receive (v) salary and other compensation and benefits payable to the Executive hereunder through December 31, 1999 or such later date to which the term of employment hereunder shall have been extended (the "Contract Term Expiration Date"), together with any bonus applicable to the calendar year in which such termination occurs that would have been payable to the Executive had such termination not occurred (w) the benefit of the Consulting Agreement (the "Consulting Agreement") a copy of which is attached hereto as Exhibit A (x) any amounts owing in accordance with the terms of any profit sharing, retirement and other benefit plans in which the Executive is a participant (y) any other benefits to which the Executive is entitled, payable within ninety (90) days after the Contract Term Expiration Date, accrued up to and including the Contract Term Expiration Date and (z) benefits, if any, provided by any insurance policies in accordance with their terms.


     (ii) If the Executive's employment is terminated because of his Permanent Disability, the Executive shall be entitled to receive (v) salary and other compensation and benefits payable to the Executive hereunder through December 31, 1999 or such later date to which the term of employment hereunder shall have been extended (the "Contract Term Expiration Date"), together with any bonus applicable to the calendar year in which such termination occurs that would have been payable to the Executive had such termination not occurred, (w) the benefit of the Consulting Agreement, (x) any amounts owing in accordance with the terms of any profit sharing, retirement and other benefit plans in which the Executive is a participant, (y) any other benefits to which the Executive is entitled, payable within ninety (90) days after the Contract Term Expiration Date, accrued up to and including the Contract Term Expiration Date and (z) benefits, if any, provided by any insurance policies to Executive or Executive's estate in accordance with their terms.


     (d) Involuntary Resignation. If the Executive resigns from all offices and directorships of the Company and all entity affiliates of the Company for any of the reasons set forth in clauses (i) through (viii) of this Section 3(d), such resignation shall be deemed to be an "Involuntary Resignation," and the Executive shall be entitled to receive the same severance compensation and other benefits as are provided for in Section 3(c) above.

           (i) The Company materially changes the Executive's duties and responsibilities as President without his prior written consent, which consent may be granted or withheld by the Executive in his absolute and sole discretion. The Executive

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Samuel X. DiFeo
August 3, 1999
Page 6



shall be deemed to have consented to any proposal of the Board of Directors of the Company calling for a material change in his duties and responsibilities only if he shall give written notice of his consent thereto to the Board of Directors of the Company within thirty (30) days after receipt of such written proposal. If the Executive shall have failed to give such consent, the Company shall have the opportunity to withdraw such proposed material change by written notice to the Executive given within ten (10) days after the end of such thirty
(30) day period.

                  (ii) The Executive's place of employment is located or relocated more than fifty (50) road miles from either 375 Park Avenue, New York, New York or Jersey City, New Jersey

                  (iii) The Company, without the Executive's prior written consent, reduces the Executive's current base salary of $360,000.

                  (iv) The Company imposes requirements on the Executive, or gives instructions or directions to the Executive, which are: (x) contrary to or in violation of (a) rules, principles, or codes of professional responsibility or (b) law (as set forth in written statutes or regulations thereunder), which the Executive is obligated to follow; (y) such that compliance by the Executive with such requirements, instructions or directions would likely (a) have a material adverse effect on the Executive or (b) cause the Executive to suffer substantial liability, and (z) not withdrawn by the Company after written request by the Executive, which written request sets forth the Executive's complete explanation as to why he believes the requirements, instructions or directions should be withdrawn.

                  (v) There occurs a material breach by the Company of any of its obligations under this Agreement or any other agreement between the Executive and the Company regarding the Executive's compensation, benefits or otherwise, which breach has not been cured in all material respects within thirty (30) days after the Executive gives written notice thereof to the Company, which notice sets forth in reasonable detail the nature and circumstances of such breach.

                  (vi) The Company or any majority owned subsidiary of the Company violates a federal for state criminal law involving moral turpitude which would likely (a) have a material adverse effect on the Executive or (b) cause the Executive to suffer substantial liability, and the Executive was unaware of such unlawful activity at the time of its occurrence.


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Samuel X. DiFeo
August 3, 1999
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                  (vii) The Executive resigns upon the occurrence of a "change in control," such change occurring after August 3, 1999.

                  (viii) In the event of termination of the Executive by the Company within six (6) months following a "change in control," other than a termination by the Company for Cause.

         The term "change in control" means the first to occur of the following events:

              A. The acquisition by any person, entity or "group" within the meaning of ss.13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five (25%) percent or more of either the then outstanding equity interests in the Company or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of the Board of Directors; or

              B. The Company's stockholders approve an agreement to merge or consolidate with another corporation or other entity resulting (whether separately or in connection with a series of related transactions) in a change in ownership of twenty percent (20%) or more of the voting control of, or beneficial rights to, the voting capital stock of the Company, or an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including, without limitation a plan of liquidation or dissolution), or otherwise approve of a fundamental alteration in the nature of the Company's business;

provided, however, that the term "change of control" shall specifically not include the announced transaction whereby Penske Capital Partners and its affiliates are acquiring interests in the Company.

              (e) Voluntary Resignation. If the Executive voluntarily resigns, the Executive's employment shall be terminated. In the event of such voluntary resignation, the Executive shall be entitled to (w) any unpaid salary and other compensation and benefits accrued and earned by the Executive through the date of such termination, including a pro rata portion of any bonus applicable to the calendar year in which such termination occurs, (x) any amounts owing in accordance with the terms of any profit sharing, retirement and other benefit plans in which the Executive is a participant, (y) other benefits to which the Executive is entitled, payable within ninety (90) days after the date of such termination, accrued to and including the date of such termination, and (z) benefits, if any, provided by any insurance policies in accordance with their terms.



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Samuel X. DiFeo
August 3, 1999
Page 8





         4. SEVERANCE AGREEMENTS.


              (a) Resignation from Office. Upon the occurrence of any Termination Event, the Executive shall be deemed to have thereupon resigned immediately from all offices and directorships held by the Executive in the Company and all affiliates of the Company, and the Executive shall sign and deliver to the Company and all entity affiliates of the Company, as the case may be, written resignations from all such offices and directorships.


              (b) Consulting Agreement. Upon the occurrence of a Termination Event as set forth in Sections 3(c)(i) or (ii) or 3(d), or if a Termination Event as set forth in Sections 3(c)(i) or (ii) or 3(d) has not occurred prior to the Contract Term Expiration Date, upon the Contract Term Expiration Date (unless the Executive's employment has been terminated by the Company for Cause or the Executive has voluntarily resigned from the Company prior to the Contract Term Expiration Date), the Executive shall continue to be employed as a consultant by the Company in accordance with the terms and conditions of that certain Consulting Agreement.


              (c) Press Release. Upon the occurrence of a Termination Event, the form of press release confirming the termination of the Executive as President shall be subject to the mutual agreement of the Executive and the Company. Any statements by the Company or the Executive to third parties or to employees of the Company regarding the termination of the Executive's employment as President shall be consistent with such press release or subject to the mutual agreement of the Executive and the Company.

              (d) Non-Compete. Upon the termination of the Executive as contemplated hereunder, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive hereunder, under the Consulting Agreement or under any other agreement between the Executive and the Company, on account of any remuneration attributable to any subsequent or additional employment the Executive may obtain; provided, however, the Executive shall not seek or accept employment in the automotive industry for so long as the Consulting Agreement is in effect without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, and, provided further, that any such permitted subsequent employment shall have no effect on the Executive's rights and entitlements under this Agreement, the Consulting Agreement or any other agreement between the Executive and the Company or the Company's rights with respect to the Executive's responsibility to maintain the confidentiality of this letter agreement and confidential data of the Company, its affiliates, and its suppliers and manufacturers.


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Samuel X. DiFeo
August 3, 1999
Page 9




              (e) Confidentiality. The Executive and the Company hereby agree that for so long as this letter agreement is otherwise confidential, neither the Executive nor the Company will disclose the fact of this letter or any of its terms or provisions to any person without the prior written consent of the other party hereto; provided, however, that nothing herein shall prohibit disclosure of such information to the extent required by law, nor prohibit disclosure by the Executive to any legal or financial consultant, member of the Executive's immediate family or prospective employer, if such person first agrees to be bound by the confidentiality provisions of this Section 4(e). Notwithstanding the foregoing, it is acknowledged by the parties hereto that this letter may be filed by the Company with the Securities and Exchange Commission pursuant to applicable law.

         5. GENERAL PROVISIONS.

              (a) This letter may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original and which all together shall constitute one agreement, with such counterparts being deliverable by facsimile with the original being transmitted by overnight courier.

              (b) This letter shall bind and inure to the benefit of the Executive's and the Company's respective successors and permitted assigns.

              (c) This letter may not be amended, waived or modified, in whole or in part, except by a writing signed by each of the Executive and the Company.

              (d) This letter shall be construed and enforced in accordance with, and shall be governed by, the laws of the State of New York without giving effect to that State's choice of law principles.

              (e) Any disputes arising under or in connection with this letter shall, at the election of either the Executive or the Company, be resolved by binding arbitration, to be held in New York City in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company shall pay all costs and expenses (including reasonable attorneys fees) as incurred by the Executive with any such arbitration or litigation, unless the Executive is the unsuccessful party. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts due the Executive under this letter and all benefits to which the Executive is entitled at the time the dispute arises.

              (f) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supercede all prior agreements


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Samuel X. DiFeo
August 3, 1999
Page 10




entered into between the parties with respect to the subject matter hereof, including, without limitation, any terms or conditions of the Option Agreements that conflict with any of the terms and conditions set forth in this Agreement.

         If the forgoing is acceptable to you, please sign, date and return the attached copy of this letter to the undersigned by hand or by express mail.

                                                  Sincerely,

                                                  UNITED AUTO GROUP, INC.



                                                  By:    [SIG]
                                                     ------------------------

AGREED:


/s/ Samuel X. DiFeo
-----------------------
Samuel X. DiFeo
Date: 8-6-99
     ------------------